Exhibit 23

                     CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-07257) pertaining to the Housecall Medical Resources, Inc. and its Subsidiaries 1996 Stock Option and Restricted Stock Purchase Plan; Housecall Medical Resources, Inc. and its Subsidiaries (1994) Stock Option and Restricted Stock Purchase Plan, and Housecall Medical Resources, Inc. and its Subsidiaries Performance Stock Option and Restricted Stock Purchase Plan of our report dated September 8, 1997, with respect to the consolidated financial statements and schedule of Housecall Medical Resources, Inc. and its Subsidiaries included in the Annual Report (Form 10-K) for the year ended June 30, 1997.


/s/ Ernst & Young LLP

Atlanta, Georgia
October 7, 1997